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                                                                    Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-69866 of AirGate PCS, Inc. on Form S-3 of our report dated November 5, 2001 on the consolidated financial statements of iPCS, Inc. and Subsidiaries and Predecessor as of September 30, 2001 and December 31, 2000 and for the nine months ended September 30, 2001, for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999, appearing in the Current Report on Form 8-K of AirGate PCS, Inc. filed on November 30, 2001, and to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Davenport, Iowa
March 5, 2002